UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

UNUMPROVIDENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11834	62-1598430
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices)(Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of UnumProvident Corporation (the “Company”) approved increases to the salaries of three of the Company’s named executive officers, Messrs. Watjen, Best, and McCarthy. Effective as of March 1, 2006, Mr. Watjen’s salary will be $1,000,000 (a 5.3 % increase), Mr. Best’s salary will be $440,000 (a 10 % increase), and Mr. McCarthy’s salary will be $440,000 (a 17.3 % increase).

Also on February 24, 2006, the Committee established performance goals and target awards for executive officers for fiscal year 2006 under the Management Incentive Compensation Plan of 2004 (the “MICP”). The Committee established performance matrices based on factors and weights for the overall enterprise and different business units and subsidiaries. The factors established for the enterprise are – operating income, return on equity, capital initiatives and revenue; for US Brokerage business – operating income, operating expense ratio, earned premium, sales, and service; for Colonial operations – operating income, operating expense ratio, earned premium, sales and service; for Unum Limited - operating income, operating expense ratio, earned premium, sales and service; for GENEX – revenue, operating income pre-tax margin; and investment operations – investment income, purchase spreads and credit quality. The Committee also established a threshold performance factor based on the ratio of operating earnings available for payment of debt and dividends. Target awards were established for each participant, expressed as a percentage of base salary based on achievement under one or a combination of the performance matrices for the enterprise or respective business units and subsidiaries. Actual bonuses payable for fiscal year 2006 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the applicable performance goals approved by the Committee. The maximum bonus opportunity for an executive officer is 200% of his or her target award. As provided in the MICP, the Committee may exercise discretion to reduce, but not increase, the amount of bonus payable, regardless of the achievement of performance goals.

The Committee also established performance goals and target awards for executive officers for fiscal year 2006 for awards under the Company’s long-term incentive program to be issued from the Company’s Stock Plan of 1999. The Committee established a performance matrix for vesting in these awards based on operating income, return on equity and revenue.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 24, 2006, the Board of Directors of the Company approved amendments to Article II, Section 2 and Article III, Section 1 of the Company’s bylaws to change the vote standard for the election of directors from plurality to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast.

In addition, if a nominee who already serves as a director is not elected, the director shall offer to tender his or her resignation to the Board of Directors. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board, that vacancy can be filled by action of the Board.

The amended bylaws are effective as of February 24, 2006 and are attached as Exhibit 3.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is filed as part of this Report:

3.2 UnumProvident Corporation Bylaws, as amended on February 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UnumProvident Corporation
(Registrant)

Date: March 2, 2006	By:	/s/ Susan N. Roth
	Name:	Susan N. Roth
	Title:	Vice President, Corporate Secretary &
Assistant General Counsel